Exhibit 97.1
LENDINGCLUB CORPORATION

Executive Incentive Compensation Recoupment Policy
&
Supplement to Executive Incentive Compensation Recoupment Policy

OVERVIEW

On October 19, 2023, the board of directors (the “Board”) of LendingClub Corporation (the “Company”) adopted policies that provide for the Company’s recoupment of certain incentive-based compensation in the event of: (i) an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (the “NYSE Policy”), and/or (ii) a material act of dishonesty or fraud or willful violation of a material Company policy or law that results in significant reputational harm to the Company (the “Supplemental Policy”, and together with the NYSE Policy, the “Clawback Policies”). The Clawback Policies replace and supersede the Company’s previous incentive recoupment policy adopted in 2019 (the “Previous Clawback Policy”).

The NYSE Policy is intended to comply with Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Rule 10D-1”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listed Company Manual” and, together with Rule 10D-1, the “Requirements”). The Supplemental Policy provides for recoupment coverage in excess of the Requirements and, together with the NYSE Policy, provides for coverage equal or greater to the coverage provided by the Previous Clawback Policy.

SCOPE

The Clawback Policies provide for the recovery of applicable incentive-based compensation from any Executive Officer (as such term is defined in Rule 10D-1 and Section 303A.14 of the Listed Company Manual). The NYSE Policy provides for the recovery of incentive-based compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The Supplemental Policy provides for the recovery, at the discretion of the Board, of any incentive-based compensation, including compensation from performance-based and time-based equity awards.

EFFECTIVE DATE

The Clawback Policies apply to all applicable incentive-based compensation paid or awarded on or after October 2, 2023.

FILING OF NYSE POLICY

In compliance with Rule 10D-1, the NYSE Policy is attached hereto as Exhibit A.

Exhibit A

NYSE Policy

The board of directors (the “Board”) of LendingClub Corporation (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of “Erroneously Awarded Incentive-Based Compensation” (as defined below) received by current or former executive officers of the Company.

This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with, Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual, as such provisions may be amended from time to time, and any related rules, regulations or listing standards promulgated by the Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange (the “NYSE”), including any additional or new requirements that become effective after the last date that this Policy was amended. Any such amendment shall be effective at such time as is necessary to comply with the applicable listing standards of the NYSE.

EFFECTIVE DATE

This Policy shall apply to all Incentive-Based Compensation (as defined below) paid or awarded on or after October 2, 2023 (the “Effective Date”).

DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Covered Officers” shall mean “Executive Officers” as such term is defined in Rule 10D-1 adopted under the Exchange Act and Section 303A.14 of the NYSE’s Listed Company Manual.

“Erroneously Awarded Incentive-Based Compensation” shall mean the amount of Incentive-Based Compensation received by a Covered Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total stockholder return, where the amount is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total stockholder return, as applicable, upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the NYSE. For the purposes of this Policy, Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure,” which refers to measures that are determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total stockholder return are also financial reporting measures for this purpose. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Restatement” shall mean any required accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

RECOUPMENT OF COMPENSATION

In the event of a Restatement, the Board shall recover reasonably promptly from any Covered Officer the amount of any Erroneously Awarded Incentive-Based Compensation.

In determining the amount of Erroneously Awarded Incentive-Based Compensation to be recovered from a Covered Officer pursuant to the immediately preceding paragraph, this Policy shall apply to all Incentive-Based Compensation received by a Covered Officer: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of: (i) the date the Board, a committee of the Board, or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

The Board will determine in its sole discretion, the method for recovery of any Erroneously Awarded Incentive-Based Compensation. To the extent that a Covered Officer does not make reimbursement to the Company under this Policy within a reasonable time following demand by the Company, or any shares of Erroneously Awarded Incentive-Based Compensation have been sold by the Covered Officer, the Company shall have the right to reduce, cancel or withhold against outstanding, unvested, vested or future cash or equity-based compensation, or require a substitute form of reimbursement, in each case to the maximum extent permitted under applicable law. To the extent that a Covered Officer fails to repay all Erroneously Awarded Incentive-Based Compensation to the Company when due, such Covered Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Officers unless the Compensation Committee of the Board (the “Committee”) (if composed entirely of independent directors) or, in the absence of the Committee, a majority of the independent directors serving on the Board, determines that recovery is impracticable because: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation; provided that the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation and provide such documentation to the NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

BINDING EFFECT OF DETERMINATIONS BY BOARD; DELEGATION

The terms of this Policy shall be binding and enforceable against all persons subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. The Board may delegate to the Committee all determinations to be made and actions to be taken by the Board under this Policy, in which case references herein to the Board shall be deemed references to the Committee. Any determination made by the Board under this Policy shall be final, binding and conclusive on all parties. To the extent permitted by, and in a manner consistent with, applicable SEC and NYSE rules and regulations, the Board reserves the power to terminate, suspend, revise or amend this Policy.

SEVERABILITY

If any provision of this Policy or the application of any such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings against such Covered Officer. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy. Notwithstanding the terms of the Company’s bylaws or charter or any indemnification agreement between the Company and any Covered Officer, in no event will the Company indemnify any Covered Officer for any loss of compensation or amounts that are recovered under this Policy.